Exhibit 99.1

For more information:

Michael O’Neill

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

ALPHATEC HOLDINGS, INC. NAMES LESLIE H. CROSS

CHAIRMAN OF THE BOARD OF DIRECTORS

CARLSBAD, Calif., August 1, 2011— Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, today announced that its Board of Directors elected Leslie H. Cross the non-executive Chairman of the Board of Directors.

Mr. Cross recently retired as the President and Chief Executive Officer of DJO Global, Inc. (“DJO Global”), a position he has held since 1995. Mr. Cross continues to serve as a Director and Chairman of DJO Global. DJO Global is a manufacturer and worldwide leading distributor of electrotherapy products, orthopedic implants and orthopedic rehabilitation products. During his tenure with DJO Global, the company’s revenues grew from approximately $30 million to $966 million, with adjusted EBITDA in 2010 of $262 million. Mr. Cross has held principal executive roles at DJO Global and its predecessors since 1990.

Mortimer Berkowitz III, the Chairman of the Executive Committee of the Board of Directors, said, “I am pleased that Les Cross has agreed to serve as the Chairman of our Board of Directors. Les is a highly talented business leader who has repeatedly driven growth, profitability and shareholder value in the orthopedics industry. Having known Les for many years, we were pleased to recruit him to join the Board of Directors earlier this year and we believe that he will be an outstanding Chairman of the Board of Directors.”

Dirk Kuyper, Alphatec Spine’s President and CEO, said “I look forward to working closely with Les as we drive towards our goal of being a top-5 global market leader.”

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its subsidiary, Scient’x S.A.S., via a direct salesforce in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa, South America and Latin America. In Asia and Australia, the Company markets its products through its subsidiary, Alphatec Pacific, Inc., and through Scient’x’s distributors in China, Korea and Australia.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the ability of the Chairman of the Board and the Board of Directors to affect the Company’s growth and increase shareholder value, Alphatec Spine’s ability to meet its financial guidance, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline and those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain or maintain the right from the FDA to market and sell products, or unexpected or prolonged delays in the process Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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